Exhibit 10.1

September 27, 2018

Mr. Arnd Franz
Brucknerstrasse 34
71032 Boeblingen, Germany

Dear Arnd:

I am delighted to offer you the position of Chief Operating Officer for LKQ Europe. In this position, you will be employed as a managing director by a wholly-owned, indirect subsidiary of LKQ Corporation within Germany (the “Company”), and you will report to me. It is anticipated that you will start working for the Company on or about November 1, 2018. Please note that prior to your start date, we will provide you with a formal employment agreement listing all the terms and conditions of your employment with the Company. Additional details of this offer are as follows:

Salary: Your annual gross base salary will be €500,000.

Annual Bonus: For calendar year 2019, we will pay you your target bonus of €250,000 (which will not be contingent on the Company’s achievement of any 2019 goals or performance targets), and such bonus will be paid to you in March 2020. Beginning in 2020, you will be eligible for an annual bonus of 35% at threshold, 50% at target and 110% at maximum. Awards under the bonus program will be calculated as a percentage of the weighted average of your base salary for the bonus year. Your bonus plan and the performance measures and targets included in such plan will be based on the consolidated financial performance of LKQ Europe. Notwithstanding the foregoing, the Company reserves the right to modify its bonus program at its sole discretion with respect to, among other items, bonus opportunity percentages and goals for the program.

Long Term Incentive Plan: You will be a participant in the LKQ Corporation International Long Term Incentive Plan (I-LTIP). The amount of your I-LTIP award will be calculated by multiplying your weighted average base salary during the final year of the performance period by a percentage that depends on the performance of LKQ Europe over the three-year performance period. Your award will have an earnings opportunity of 36% at threshold, 71% at target, and 142% at maximum, and for the January 1, 2018 through December 31, 2020 performance period, the award will be pro-rated based on the number of full months you are employed during the 36-month performance period. Attached are the draft materials you will receive relating to the 2018 - 2020 I-LTIP performance period, including the performance measures matrix related to the 2018-2020 I-LTIP program. Your I-LTIP award is subject to the terms and conditions of the I-LTIP. Payments, if any, under the I-LTIP are expected to be in cash.  It is currently anticipated that a new three-year performance period and related metrics will be established in each following year.  Notwithstanding the foregoing, all long-term incentive awards are subject to the terms of the I-LTIP, including but not limited to the right of LKQ to modify its I-LTIP program at its discretion with respect to, among other items, bonus opportunity percentages and goals for the program.

Equity Program: You will be eligible to participate in the LKQ Corporation 1998 Equity Incentive Plan (EIP) under which you will receive an annual grant of equity, currently Restricted Stock Units (“RSUs”). Annual RSUs are typically issued in January each year. Starting in January 2019, the nominal value of the RSUs issued to you each year will equal €600,000 and the actual number of RSUs issued will be equal to (i) €600,000 multiplied by (ii) the U.S.$/€ exchange rate on the grant date divided by (iii) the volume weighted average price per share on the Nasdaq Global Select Market of the common stock of LKQ on the grant date. Each RSU will convert into one share of LKQ common stock on the applicable vesting date. The vesting conditions for the RSU grants are subject to change at the discretion of the Compensation Committee of LKQ Corporation. Recently the Committee has used the following two vesting conditions, each of which must be satisfied: (a) time-based vesting equal to 16.67% of the total number of RSUs every six months starting in July after the grant date; and (b) a performance-based condition of positive fully-diluted earnings per share of LKQ (subject to adjustment for certain extraordinary items) for any of the first five fiscal years ending after the grant date. Notwithstanding the foregoing, all RSUs are subject to the terms of the EIP, including but not limited to the right of LKQ to modify and/or terminate or replace this program at its discretion.

Sign-On Incentive: Since you will be forfeiting a portion of your bonus or other incentives with your current employer, on your first day of employment you will receive a sign-on grant of RSUs under the EIP with a value equal to €2,000,000. The actual number of RSUs issued will be equal to (i) €2,000,000 multiplied by (ii) the U.S.$/€ exchange rate on the grant date divided by (iii) the volume weighted average price per share on the Nasdaq Global Select Market of the common stock of LKQ on your first day of employment. These RSUs will be subject to time-based vesting restrictions only and will vest with respect to 16.67% of the total number of RSUs (rounded to the nearest whole number) on July 14, 2019 and on each six-month anniversary of July 14, 2019. This sign-on grant will be subject to the terms and conditions of the EIP.

Contribution to a Pension Plan: Beginning in 2019, the Company will provide you with an annual contribution of €100,000 for a company pension promise. The company pension promise will be set up after you have accepted our offer. The plan will be financed through a re-insured support fund (Unterstützungskasse). The plan design including retirement, survivors and disability benefits will be defined by the Company considering your preferences and potential caveats due to pre-existing health conditions.

Finally, please note that the RSU grants referenced above are subject to the approval of LKQ Corporation’s Compensation Committee. Upon your acceptance of this offer, we will submit the proposal to LKQ’s Compensation Committee for consideration. Provided the Compensation Committee approves the RSU grant, prior to your start date, we will provide you with a formal managing director service agreement consistent with the terms stated herein. Please note that this offer letter substitutes and overrides the offer letter dated August 29, 2018. Thank you.

Sincerely,

/s/ John S. Quinn

John Quinn
Chief Executive Officer and Managing Director for LKQ Europe

Cc: Dominick Zarcone and Matt McKay

Reviewed and agreed to by:

/s/ Arnd Franz_____________________________
Arnd Franz